Exhibit 99.1

Noodles & Company’s Stockholders Elect Not to Pursue Secondary Offering of Common Stock
BROOMFIELD, Colo., October 24, 2018 (GLOBE NEWSWIRE) -- Noodles & Company (Nasdaq: NDLS) today announced that certain of its stockholders have elected not to proceed with the previously announced plans to pursue an underwritten secondary offering of up to 10,062,500 shares of its Class A common stock at this time due to market conditions.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, from noodles and flavors that you know and love, to new ones you’re about to discover for the first time. From indulgent Wisconsin Mac & Cheese to good-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of more than 450 restaurants and 10,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door.

Contacts:
Investor Relations
investorrelations@noodles.com
Media
Danielle Moore
(720) 214-1971
press@noodles.com